CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.20.5

Los Angeles World Airports	CONFORMED COPY	BOARD FILE NO. LAA-8640E

RESOLUTION NO. 27363

LAX

Van Nuys

City of Los Angeles

Eric Garcetti
Mayor

Board of Airport
Commissioners

Beatrice C. Hsu
President

Valería C. Velasco
Vice President

Sean O. Burton
Gabriel L. Eshaghian
Nicholas P. Roxborough
Dr. Cynthia A. Telles
Karim Webb

Justin Erbacci

Chief Executive Officer

WHEREAS, on recommendation of Management, there was presented for approval, Amendment to Concession Agreements at Los Angeles International Airport that are listed in Attachment 1 attached hereto and made part hereof, to revise the payment terms due to continuing impacts of COVID-19; and

WHEREAS, on further recommendation of Management, the staff report was amended at the Board meeting revising the total number of concession agreements, for amendment, from nineteen (19) to twenty (20), as well as revising Attachment 1 to reflect the complete list of said twenty (20) agreements for amendment; and

WHEREAS, Los Angeles World Airports (LAWA) operates a comprehensive concessions program at Los Angeles International Airport (LAX) that includes advertising and sponsorship, duty free merchandise, food and beverage, retail, and services operators in the terminal facilities. Contractually, concessionaires pay rent to LAWA in an amount equal to the greater of a percentage of gross sales or a Minimum Annual Guarantee (MAG). Due to the highly competitive concession market at LAX, the MAGs that were established when the contracts were executed are quite substantial; and

WHEREAS, the decline in passenger traffic due to COVID-19 significantly reduced concession sales and prompted the Board of Airport Commissioners (Board) to temporarily authorize revised payment terms to suspend MAGs through June 30, 2021, and require concessionaires to pay rent only in the amount of the percentage of gross sales defined in each agreement. Unfortunately, the ongoing impacts of COVID-19 on travel have slowed the recovery of concession sales. The Amendment to the twenty (20) concession agreements listed in Attachment 1, will address said continuing impact; and

[**]

[**]

Resolution No. 27363	- 2 -

[**]

[**]

Food and Beverage, Retail, and Service Concession Agreements

Description	Effective Date	Amendment
[**]	[**]	[**]

Duty Free and Currency Exchange Agreements

Description	Effective Date	Amendment
[**]	[**]	[**]

Resolution No. 27363	- 3 -

Duty Free and Currency Exchange Agreements (contd)

Description	Effective Date	Amendment
[**]	[**]	[**]

Terminal Media Operator

Description	Effective Date	Amendment
[**]	[**]	[**]

WHEREAS, all other terms of the concession agreements will remain unchanged; and

WHEREAS, this action, as a continuing administrative activity, is exempt from California Environmental Quality Act (CEQA) requirements pursuant to Article II, Section 2.f. of the Los Angeles City CEQA Guidelines; and

WHEREAS, the concessionaires are required by contract to comply with the provisions of the Living Wage and Service Contractor Worker Retention Ordinances; and

WHEREAS, the concessionaires are required to achieve the Airport Concession Disadvantaged Business Enterprise goals required in their agreements; and

WHEREAS, the concessionaires are required by contract to comply with the provisions of the Affirmative Action Program; and

WHEREAS, the concessionaires have each been assigned a Business Tax Registration Certificate number; and

WHEREAS, the concessionaires are required by contract to comply with the provisions of the Child Support Obligations Ordinance; and

Resolution No. 27363	- 4 -

WHEREAS, the concessionaires have approved insurance documents, in the terms and amounts required, on file with LAWA; and

WHEREAS, the concessionaires have submitted the Contractor Responsibility Program Pledge of Compliance, and will comply with the provisions of said program; and

WHEREAS, the concessionaires must be determined by Public Works, Office of Contract Compliance, to be in compliance with the provisions of the Equal Benefits Ordinance prior to execution of their respective Amendments; and

WHEREAS, the concessionaires will be required to comply with the provisions of the First Source Hiring Program for all non-trade Los Angeles International Airport jobs; and

WHEREAS, the concessionaires will comply with the provisions of the Bidder Contributions CEC Form 55; and

WHEREAS, the concessionaires will comply with the provisions of the MLO Bidder Contributions CEC Form 50; and

WHEREAS, actions taken on this item by the Board of Airport Commissioners will become final pursuant to the provisions of Los Angeles City Charter Section 606;

NOW, THEREFORE, BE IT RESOLVED that the Board of Airport Commissioners adopted the amended Staff Report; determined that this action is exempt from the California Environmental Quality Act (CEQA) pursuant to Article II, Section 2.f. of the Los Angeles City CEQA Guidelines; approved the Amendment to the twenty (20) Concession Agreements, listed in Attachment 1 attached hereto and made part hereof, to revise the payment terms due to continuing impacts of COVID-19; and authorized the Chief Executive Officer, or designee, to execute the Amendment to said Concession Agreements after approval as to form by the City Attorney and approval by the Los Angeles City Council.

o0o

I hereby certify that this Resolution No. 27363
is true and correct, as adopted by the Board of
Airport Commissioners at its Regular Meeting
held on Thursday, October 21, 2021.

/s/ Grace Miguel
Grace Miguel – Secretary
BOARD OF AIRPORT COMMISSIONERS

Approved by Los Angeles City Council on December 8, 2021

Attachment 1 - Concessions Agreement Summary

Resolution No. 27363	- 5 -

Board File

No. LAA-8640E

FIFTH AMENDMENT TO LOS ANGELES INTERNATIONAL AIRPORT TERMINAL

COMMERCIAL MANAGEMENT CONCESSION AGREEMENT NO. LAA-8640 FOR

TERMINALS 1, 3 AND 6 BETWEEN CITY OF LOS ANGELES DEPARTMENT OF

AIRPORTS AND URW AIRPORTS LLC

This Fifth Amendment to Los Angeles International Airport Terminal Commercial Management Concession Agreement No. LAA-8640 for Terminals 1, 3 and 6 (this “Fifth Amendment”) is made and entered into as of Dec. 15, 2021 (“Effective Date”) by and between THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (“City”), acting by order of and through its Board of Airport Commissioners (“Board”), and URW AIRPORTS, LLC, a Delaware limited liability company (“TCM”), with reference to the following:

RECITALS

WHEREAS, City and TCM (f/k/a Westfield Concession Management, LLC and Westfield Airports, LLC) heretofore entered into that certain Los Angeles International Airport Terminal Commercial Manager Concession Agreement (Board File No. LAA-8640) dated June 22, 2012, as amended by that certain First Amendment to Los Angeles International Airport Terminal Commercial Management Concession Agreement (Board File No. LAA-8640A) dated June 9, 2016 between City and TCM, by that certain second amendment (the “Second Amendment”) in the form of a letter agreement (Board File No. LAA-8640B) dated April 22, 2020 between City and TCM, by that certain third amendment (the “Third Amendment”) in the form of a letter amendment (Board File No. LAA-8640C) dated September 30, 2020 between City and TCM, and by that certain Fourth Amendment (the “Fourth Amendment”) to Los Angeles International Airport Terminal Commercial Management Concession Agreement (Board File No. LAA-8640D) dated April 30, 2021 (as amended, the “Agreement”). Unless otherwise defined in this Fifth Amendment or the context otherwise requires, the capitalized terms used in this Fifth Amendment shall have the same respective meanings as ascribed to such terms in the Agreement.

WHEREAS, in consideration of the recent decline in flight and passenger traffic at the Airport and the resulting temporary decline in airport revenue generating opportunities, the parties desire to amend the Agreement, among other things, to temporarily adjust the Minimum Annual Guaranteed Rent (sometimes also referred to as the MAG) on the terms and conditions set forth in this Fifth Amendment.

AGREEMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the terms, covenants and conditions hereinafter contained to be kept and performed by the respective parties hereto, do mutually agree that the Agreement, BE AMENDED AS FOLLOWS:

Section 1 – Definitions. For purposes of this Fifth Amendment, the following capitalized terms shall have the respective meanings as set forth below:

[**]

[**]

[**]

[**]

Section 2 – Change of Annual Period for Calculation of Base Rent. In order to implement the MAG suspension and temporary adjustment provisions of this Fifth Amendment, the annual period for the calculation of the Base Rent (including the calculation of the Minimum Annual Guaranteed Rent and the Percentage Rent) under Article IV of the Agreement is being amended by this Section 2, effective for the period beginning July 1, 2021 and continuing thereafter through the end of the Primary Term, to be the twelve (12) month period beginning July 1st and ending June 30th (instead of the calendar year). Accordingly, effective for the period beginning July 1, 2021 and continuing thereafter through the end of the Primary Term, the term “Year” as used in the Agreement shall mean each twelve (12) month period beginning July 1st and ending June 30th (including any portion of a Year in which the expiration or earlier termination of the Primary Term occurs). As the result of the foregoing amendment to the term Year, the calculation of the Base Rent for the period beginning January 1, 2021 and ending June 30, 2021 will be for such 6-month period instead of an annual period and applicable annual amounts will be prorated accordingly. Notwithstanding the foregoing amendment to the term Year, the annual period for measuring Performance Metrics under Section 3.2 of the Agreement shall remain the calendar year and the Performance Metrics Measurement Period shall remain unchanged. For clarity and avoidance of doubt, the foregoing amendment to the term “Year” does not change the Expiration Date of the Agreement.

Section 2.1. As the result of the foregoing amendment to the term Year, the time period for the annual update of the Business and Operations Plan under Section 3.2 of the Agreement shall be changed as set forth in this Section 2.1. Within thirty (30) days following the Effective Date, TCM shall submit to City for approval TCM’s proposed updated Business and Operations Plan for the July 1, 2021 through June 30, 2022 Year. For subsequent Years, TCM shall submit its proposed updated Business and Operations Plan to City for approval no later than April 1st immediately preceding the applicable Year (i.e., no later than three (3) months prior to the commencement date of the applicable Year).

Section 3 – Amendment to Agreement Section 4.1.2 for the Period Beginning July 1, 2021 and Thereafter. Effective for the period beginning July 1, 2021 and continuing thereafter through the end of the Primary Term, Section 4.1.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

[**]

[**]

Section 4 – Amendment to Agreement Section 4.1.2.1 for the Period Beginning July 1, 2021 and Thereafter. Effective for the period beginning July 1, 2021 and continuing thereafter through the end of the Primary Term, Section 4.1.2.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

[**]

[**]

Section 5 – Amendment to Fifth Sentence of Agreement Section 4.1.3 for the Period Beginning July 1, 2021 and Thereafter. Effective for the period beginning July 1, 2021 and continuing thereafter through the end of the Primary Term, the fifth sentence of Section 4.1.3 of [**]

Section 6 – Amendment to Agreement Section 4.10.2 for the Period Beginning July 1, 2021 and Thereafter. Effective for the period beginning July 1, 2021 and continuing thereafter through the end of the Primary Term, the date for the annual adjustment to the FPG under Section 4.10.2 of the Agreement shall be July 1st (instead of January 1st).

Section 7 – Conditions to Rental Suspension and Temporary Adjustment Provisions. [**] 10, 11 and 12 or this Fifth Amendment shall not apply not have any force or effect with respect to TCM. If any of such conditions fail to be satisfied by any sub-concessionaire(s), then neither TCM nor such sub-concessionaire(s) shall be entitled to receive the pro-rata share of such benefits of the rental suspension, temporary adjustment and rent credit provisions set forth in Sections 8, 9, 10, 11 and 12 of this Fifth Amendment. TCM shall immediately notify City of the failure of any of such conditions. TCM’s payment of reduced rent or acceptance of a rent credit pursuant to such Sections shall be deemed a representation to City that these conditions have been and continue to be fulfilled.

Section 7.1.TCM and its sub-concessionaires have not received and are not receiving a second draw or assistance for a covered loan under section 7(a)(37) of the Small Business Act (15 U.S.C. 636(a)(37)) that has been applied toward rent or the Minimum Annual Guaranteed Rent. TCM and its sub-concessionaires shall cooperate with City to confirm compliance with any audit to confirm compliance with applicable law, including but not limited to the American Rescue Plan Act (“ARPA”).

Section 7.2.TCM and its sub-concessionaires continue to comply with their respective obligations to re-employ employees under Sections 4(a) and 4(c) of the Second Amendment.

Section 7.3.Each Unit shall be open for operations with adequate staffing to the satisfaction of the Chief Executive Officer. For a Unit to be considered open and to qualify for MAG abatement or temporary adjustment, TCM or its applicable sub-concessionaire must demonstrate to the satisfaction of the Chief Executive Officer that the total worker hours at such sub-concessionaire’s Unit is proportional to the passenger traffic in the terminal in which such Unit is located, using December 2019 total worker hours and passenger traffic as the basis of full worker hours/sales, unless TCM or its applicable sub-concessionaire can demonstrate to the Chief Executive Officer’s satisfaction that failure to achieve such staffing levels is solely due to challenges to hire employees as documented through significant, well-documented effort to do so; this provision shall not be construed in any case to require staffing levels that exceed December 2019 levels.

Section 7.4.TCM must consent to and approve of City’s calculation of fund allocations under the American Rescue Plan Act (“Act”) as described in Section 12 below.

[**]

[**]

[**]

[**]

[**]

[**]

Section 14 – Determinations Relating to Passenger Enplanements. The determination of the total number of passenger enplanements in the commercial airline terminals at the Airport for any given period shall be made by the Chief Executive Officer, and such determination by the Chief Executive Officer shall be deemed binding and conclusive on TCM. The parties acknowledge that the Chief Executive Officer has determined that the total number of passenger enplanements in the following commercial airline terminals at the Airport for the Base Enplanement Period were as follows: (a) Terminal 1: 4,710,204; (b) Terminal 3: 4,007,294; and (c) Terminal 6: 4,211,498.

[**]

Section 16 – Correction to Agreement Section 4.1.2 for the Period January 1, 2019 Through June 30, 2021. In order to correct certain discrepancies in the Fourth Amendment, Amendment Section 8 of the Fourth Amendment (regarding the amendment and restatement of Section 4.1.2 of the Agreement) is hereby deleted. Effective for the period beginning January 1, 2019 and ending June 30, 2021, Section 4.1.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

[**]

[**]

Section 17 – Correction to Agreement Section 4.1.2.1 for the Period January 1, 2019 Through June 30, 2021. In order to correct certain discrepancies in the Sixth Amendment, Amendment Section 9 of the Fourth Amendment (regarding the amendment of Section 4.1.2.1 of the Agreement) is hereby deleted. Effective for the period beginning January 1, 2019 and ending June 30, 2021, Section 4.1.2.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

[**]

be adjusted by the percentage change in the CPI (as defined below) in effect for the month of the Adjustment Date over the CPI in effect for the month of January in the immediately prior year (the “Base CPI Month”) (i.e., the Minimum Per Square Foot MAG Amount shall be multiplied by a fraction the numerator of which shall be the CPI for the month of the Adjustment Date and the denominator for which shall be the CPI for the applicable Base CPI Month); provided, however in no event shall the Minimum Per Square Foot MAG Amount be decreased as the result of such computation; and provided, further, that in no event shall the Minimum Per Square Foot MAG Amount be increased by more than two and one-half percent (2.5%) per Year as the result of such computation. The Minimum Per Square Foot MAG Amount as so increased shall then be multiplied times the total number of square feet of all Units contained within the Premises and the product thereof shall constitute the “CPI Adjusted Minimum Annual Guaranteed Rent” as of the Adjustment Date. The term “CPI” shall mean the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor of CPI-U (all urban consumers) for the Los Angeles-Long Beach-Anaheim, California Area, 1982-1984=100. In the event that the compilation and/or publication of the CPI shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation (as reasonably determined by the Chief Executive Officer).”

Section 18 – Surcharge Provision Amendment. The first sentence of Section 6.b of the Third Amendment between City and TCM is hereby deleted in its entirety and replaced with the following:

[**]

Section 19 – Digital Program. TCM acknowledges that: (i) City intends to implement an airport-wide digital online shop and dine program and delivery system (“Digital Program”); (ii) such Digital Program may be operated by one or more third party contractors; (iii) if the Digital Program is implemented, TCM shall participate (and shall cause its sub-concessionaires to participate) in the Digital Program; and (iv) such Digital Program may not become effective until after the Effective Date of this Amendment. Nothing in this Section shall be construed to preclude participation in the pilot program authorized by Board Resolution no. 27007 (approving the Chief Executive Officer Consent to Permitted Uses).

Section 20 – TCM’s Representations. As a material inducement to City’s entering into this Fifth Amendment, TCM hereby represents, warrants and covenants to City as follows: (1) City is not in default in the performance of any of the terms or provisions of the Agreement; (2) City has duly delivered the Premises to TCM in accordance with the terms of the Agreement, and there exists no unresolved disputes or claims by TCM in connection with the Agreement (including, without limitation, for items of construction, repair or capital expenditure for which City is liable or obligated to pay for or to perform in connection with the Agreement); (3) TCM neither has nor claims any defenses, setoffs or credits against the payment of Rent payable under the Agreement; and (4) City shall be entitled to rely on the accuracy of the foregoing representations, warranties and covenants, and TCM hereby releases City from any claims relating to the foregoing matters.

Section 21 – Miscellaneous. This Fifth Amendment may be executed in counterparts, including counterparts that are manually executed and counterparts that are in the form of electronic records and are electronically executed. An electronic signature means a signature that is executed by symbol attached to or logically associate with a record and adopted by a party with the intent to sign such record, including facsimile or e-mail signatures. All executed counterparts shall constitute one amendment, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Fifth Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called PDF format shall be legal and binding and shall have the same full force and effect as if a paper original of this Fifth Amendment had been delivered that had been signed using a handwritten signature. All parties to this Fifth Amendment (i) agree that an electronic signature, whether digital or encrypted, of a party to this Fifth Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature; (ii) intended to be bound by the signatures (whether original, faxed, or electronic) on any document sent or delivered by facsimile or electronic mail or other electronic means; (iii) are aware that the other party(ies) will rely on such signatures; and, (iv) hereby waive any defenses to the enforcement of the terms of this Fifth Amendment based on the foregoing forms of signature. If this Fifth Amendment has been executed by electronic signature, all parties executing this document are expressly consenting, under the United States Federal Electronic Signatures in Global and National Commerce Act of 2000 (“E-SIGN”) and the California Uniform Electronic Transactions Act (“UETA”) (California Civil Code §1633.1 et seq.), that a signature by fax, e-mail, or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

Section 23 – Full Force and Effect. Except as amended and modified as set forth in this Fifth Amendment, the terms and provisions of the Agreement remain the same and in full force and effect.

[signatures appear on following page]

IN WITNESS WHEREOF, City has caused this Fifth Amendment to be executed on its behalf by the Chief Executive Officer, or his or her authorized signatory, and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

APPROVED AS TO FORM:		CITY OF LOS ANGELES

Michael N. Feuer,		By:
City Attorney			Chief Executive Officer
City of Los Angeles, Department of Airports

By:
Deputy/Assistant City Attorney

Date:	10/29/21	By:
Chief Financial Officer
City of Los Angeles, Department of Airports

URW Airports, LLC
ATTEST:

By:	/s/ Dan Hough	By:	/s/ Mike Salzman
Name:	Dan Hough	Name:	Mike Salzman
Title:	Vice President - Airport Development	Title:	Executive Vice President - Airports

ACKNOWLEDGEMENT OF GUARANTOR

The undersigned, URW WEA LLC, a Delaware limited liability company (herein, “Guarantor”), who is the successor by merger to Westfield America, Inc., a Missouri corporation, hereby represents, acknowledges, and agrees as follows: (1) Guarantor has reviewed the foregoing Fifth Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminals 1, 3 and 6, between the City of Los Angeles and URW Airports, LLC (“Fifth Amendment”); (2) Guarantor is the guarantor of TCM’s obligations under the Agreement described in the Fifth Amendment pursuant to that certain Guaranty Agreement executed concurrently with the execution of the Agreement (the “Guaranty”); (3) Guarantor approves of TCM’s execution of the Fifth Amendment and agrees with its terms; and (4) the Guaranty is hereby reaffirmed, and the Guaranty is and remains in full force and effect and continues to guarantee the prompt payment and performance by TCM of all of the terms of the TCM Agreement, as amended. This Acknowledgement of Guarantor has been executed as of the date of execution of the Fifth Amendment by TCM.

“GUARANTOR”

ATTEST:		URW WEA LLC

By:	/s/ Hyura Choi	By:	/s/ John Kim
Name:	Hyura Choi	Name:	John Kim
Title:	Assistant Secretary	Title:	Assistant Secretary